Exhibit 99.7

OPTION AGREEMENT

This OPTION AGREEMENT, dated as of March 8, 2002 (this “Agreement”), is made by and between CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the “Optionor”), and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (the “Optionee”).

R E C I T A L S

A. The parties are entering into that certain Second Amended and Restated Securities Purchase Agreement dated of even date herewith (as amended from time to time, the “Securities Purchase Agreement”) pursuant to which, on the date hereof, the Optionor and the Optionee are amending and restating the First Amended and Restated Securities Purchase Agreement and the First Amended Term B Note, and the Optionor is issuing and selling to the Optionee, and the Optionee is purchasing from the Optionor, the Bridge Note and the Term C Note, all on the terms and subject to the conditions set forth therein and in the Related Agreements.

B. The Optionor is the sole and exclusive beneficial owner and owner of record of the Class B Certificate.

C. The Term C Note provide that payments of principal of, interest on and other amounts owing under the Term C Note are payable from funds on deposit in the Certificate Distribution Account (as defined in the CPS 2001-A Sale and Servicing Agreement) that are available for distribution to the holder of the Class B Certificate.

D. The Optionor wishes to grant an option to the Optionee to purchase the Class B Certificate, all of the terms and subject to the conditions set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions. Unless otherwise indicated, all capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the Securities Purchase Agreement. The rules of interpretation and construction specified in Sections 1.2 through 1.6 of the Securities Purchase Agreement shall likewise govern the interpretation and construction of this Agreement.

Section 2. Grant of Option. On the terms and subject to the conditions set forth in this Agreement, the Optionor hereby grants to the Optionee an irrevocable right and option (the “Option”) to purchase the Class B Certificate solely in exchange for the Term C Note.

Section 3. Exercise of Option. This Option may be exercised by the Optionee at any time after the date hereof (and until the date upon which all principal of, and accrued interest and other amounts owing under the Term C Note shall have been indefeasibly paid in full) upon five (5) days’ prior written notice delivered to the Optionor. On the fifth day following delivery of such written notice to the Optionor, the Optionor shall deliver to the Optionee the original copy of the Class B Certificate, together with all necessary transfer documentation, against delivery of the original copy of the Term C Note.

Section 4. Representations, Warranties and Covenants. The Optionor hereby represents and warrants to, and covenants with, the Optionee that:

                  (a) The Optionor is the sole and exclusive beneficial owner and owner of record of the Class B Certificate, free and clear of any and all security interests and Liens (other than Liens in favor of the Optionee);

                  (b) The Optionor has not sold, assigned, pledged, hypothecated or otherwise transferred any right or interest, in whole or in part, in or to the Class B Certificate (or to any distributions on account of the Class B Certificate) to any Person;

                  (c) The Optionee will not sell, assign, pledge, hypothecate or otherwise transfer any right or interest, in whole or in part, in or to the Class B Certificate (or to any distributions on account of the Class B Certificate) to any Person;

                  (d) The Optionor will cause the Class B Certificate to bear the following legend (or a substantially similar legend):

“THIS CERTIFICATE IS SUBJECT TO AN OPTION TO PURCHASE UNDER THAT CERTAIN OPTION AGREEMENT DATED AS OF MARCH 8, 2002, A COPY OF WHICH IS AVAILABLE AT THE REGISTERED OWNER’S PRINCIPAL OFFICES.”

                  (e) Upon exercise of the Option, the Optionee will obtain good and marketable title to and ownership of the Class B Certificate, free and clear of any and all security interests and Liens (other than Liens in favor of the Optionee), and will be entitled to the rights of a “Certificateholder” of the Class B Certificate under that certain Amended and Restated Trust Agreement dated as of September 1, 2001, between CPSI and Wilmington Trust Company, as “Owner Trustee.”

                  (f) No consent of any Person is required in connection with the grant by the Optionor, or the exercise by the Optionee, of the Option hereunder.

Section 5. Further Assurances. From time to time after the date hereof, the parties agree to execute and deliver such additional instruments and other documents, and to take all such other actions, as may be reasonably necessary or appropriate to carry out the intent of this Agreement.

Section 6. Successors and Assigns; Amendments. This Agreement shall inure to the benefit of, and be binding upon, the parties and respective successors and assigns.

Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the parties; provided, however, that the Optionee may assign or transfer any or all of its rights hereunder (including the Option) without the consent of the Optionor. This Agreement may be amended or supplemented only by a writing signed by the parties.

Section 7. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

Section 8. Severability. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.

Section 9. Waiver of Trial by Jury Trial. EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COUNSEL, WAIVES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT, THE SECURITIES PURCHASE AGREEMENT, THE NOTES OR ANY OTHER RELATED AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

OPTIONOR

CONSUMER PORTFOLIO SERVICES, INC., a California corporation
By:	/s/ Charles E. Bradley, Jr.
Charles E. Bradley, Jr.
President and Chief Executive Officer

By:	/s/ David Kenneally
David Kenneally Senior Vice President and Chief Financial Officer

OPTIONEE

LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership

By:	/s/ Arthur E. Levine
Arthur E. Levine
President